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                                                                    Exhibit 3.27

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                          THERMADYNE RECEIVABLES, INC.


Thermadyne Receivables, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that the Certificate of Incorporation of Thermadyne Receivables, Inc. be amended by deleting the following Articles in their entirety:

          THIRTEENTH A and the following language from THIRTEENTH B: "provided that if there shall not be a director of the type required by Article Fourteenth then in office and acting, a vote of any matter set forth in this Part B of Article Thirteen hereof shall not be taken unless and until a director meeting the requirements of Article Fourteenth shall have been elected".

          FOURTEENTH A and FOURTEENTH B

          FOURTEENTH C: but only the definition for "Independent Director(s)

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date filed with the Delaware Secretary of State.

     IN WITNESS WHEREOF, said Thermadyne Recievables, Inc. has caused this certificate to be signed by James H. Tate, its Senior Vice President, this 4th day of February, 2004

                                     /s/James H. Tate
                                     -------------------------------------------
                                     By: James H. Tate, Senior Vice President